Exhibit 99.6

     The information contained in this exhibit is exactly as filed with Securities and Exchange Commission in our 2003 Annual Report on Form 10-K, except for changes resulting from the reclassifications discussed in Note 1 of the Notes to the Consolidated Financial Statements. These reclassifications did not change net income (loss) for any period presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations—2003 Compared to 2002

     Net Loss per Share. We recorded a consolidated net loss of $773 million ($6.40 diluted loss per share) in 2003, compared to a consolidated net loss of $1.3 billion ($10.44 diluted loss per share) in 2002.

     Operating Revenues. Operating revenues increased 2% to $14.1 billion in 2003 compared to 2002. Passenger revenues increased 2% to $13.0 billion in 2003 compared to 2002. Revenue Passenger Miles (“RPM”s) decreased 2% on a capacity decline of 4%, while passenger mile yield increased 4% to 12.73¢. For information about the factors negatively impacting the revenue environment, see the Business Environment section of Management’s Discussion and Analysis in this Form 10-K.

          North American Passenger Revenues. North American passenger revenues increased 2% to $10.7 billion in 2003. RPMs increased 1% on a capacity decrease of 2%, while passenger mile yield increased 1%. Load factors increased by 1.6 points.

          International Passenger Revenues. International passenger revenues decreased 4% to $2.2 billion in 2003. RPMs fell 12% on a capacity decline of 14%, while passenger mile yield increased 9%. The decline in international revenue passenger miles, particularly in the Atlantic region, is due to the reduction in traffic in the period leading up to and during the military action in Iraq. The increase in passenger mile yield primarily relates to the reduction of capacity in certain markets and favorable foreign currency exchange rates.

          Cargo and Other Revenues. Cargo revenues increased 2% to $467 million in 2003. Cargo ton miles decreased 6% due to reductions in capacity, while cargo ton mile yield increased 8%. Other revenues decreased 2% to $598 million, primarily reflecting decreases due to lower revenue from certain mileage partnership arrangements as well as a decline in codeshare revenue. These decreases were partially offset by an increase in various miscellaneous revenues.

     Operating Expenses. Operating expenses totaled $14.9 billion for 2003, decreasing 2% from 2002. Operating capacity decreased 4% to 140 billion Available Seat Miles (“ASM”s) primarily due to capacity reductions implemented as a result of the military action in Iraq. Because there has been some improvement in passenger demand since the end of major military combat in Iraq in May 2003, we have now restored most of this capacity. Operating Cost per Available Seat Mile (“CASM”) rose 2% to 10.66¢. Operating expenses and CASM reflect (1) Appropriations Act reimbursements received during 2003; (2) restructuring, asset writedowns, pension settlements and related items, net recorded during 2003 and 2002; and (3) Stabilization Act compensation recorded in 2002. These items are discussed below.

     Salaries and related costs totaled $6.3 billion in 2003, a 3% increase from 2002. This 3% increase primarily reflects (1) a 5% increase from higher pension and related expense of approximately $290 million; (2) a 2% increase due to salary rate increases primarily for pilots in the June 2003 and 2002 quarters under their collective bargaining agreement, and for mechanics in the June 2002 quarter; and (3) a 2% increase due to growth in our wholly-owned subsidiaries’ regional jet operations. These increases were partially offset by a 6% decrease due to our 2002 workforce reduction programs. The increase in pension expense mainly reflects the impact of declining interest rates, a decrease in the fair value of pension plan assets and scheduled pilot salary increases, partially offset by approximately $120 million in expense reductions from the transition of our non-pilot defined benefit pension plan to a cash balance plan. For additional information related to this transition, see Note 11 of the Notes to the Consolidated Financial Statements.

     Aircraft fuel expense totaled $1.9 billion during 2003, a 15% increase from 2002. This increase is primarily due to higher fuel prices, partially offset by capacity reductions. The average fuel price per gallon rose 22% to 81.78¢, while total gallons consumed decreased 6%. Our fuel cost is shown net of fuel hedge gains of $152 million for 2003 and $136 million for 2002. Approximately 65% and 56% of our aircraft fuel requirements were hedged during 2003 and 2002, respectively. For additional information about our fuel hedge contracts, see Note 4 of the Notes to the Consolidated Financial Statements.

     Depreciation and amortization expense rose 6% in 2003, primarily due to the acquisition of regional jet aircraft and an increase in software amortization associated with completed technology projects.

     Contracted services expense declined 12% primarily due to reduced traffic and capacity, the suspension of the air carrier security fees under the Emergency Wartime Supplemental Appropriations Act (“Appropriations Act”) between June 1, 2003 and September 30, 2003, and a decrease in contracted services across certain workgroups. For additional information about the Appropriations Act, see Note 19 of the Notes to the Consolidated Financial Statements.

     Expenses from our contract carrier arrangements increased 40% to $784 million primarily due to growth under our agreement with Chautauqua.

     Landing fees and other rents rose 3%, primarily due to higher landing fees, adopted by airports seeking to recover lost revenue due to decreased traffic, and increased facility rates. Aircraft maintenance materials and outside repairs expense fell 11%, primarily from reduced maintenance volume and materials consumption as a result of process improvement initiatives, lower capacity and our fleet simplification program. Aircraft rent expense increased 3% mainly due to our decision in the December 2002 quarter to return our B-737-300 leased aircraft to service during 2003. For additional information related to this decision, see Note 15 of the Notes to Consolidated Financial Statements.

     Other selling expenses fell 11%. This increase primarily reflects a 9% decrease related to lower booking fees resulting from decreased traffic and a 3% decline from higher sales of mileage credits under our SkyMiles program because a portion of this revenue is recorded as an offset to other selling expenses. These decreases were partially offset by an increase in advertising expenses due to the launch of Song, our new low-fare service. Passenger commission expense declined 34%, primarily reflecting a 22% decrease from the change in our commission rate structure in 2002, which resulted in the elimination of travel agent base commissions for tickets sold in the U.S. and Canada. The decrease in passenger commissions also reflects the cancellation or renegotiation of certain travel agent contracts and a lower volume of base and incentive commissions. Passenger service expense decreased 13%, primarily reflecting a 10% decline from decreased traffic and capacity and a 7% decrease due to certain meal service-related cost savings initiatives.

     Restructuring, asset writedowns, pension settlements and related items, net totaled $268 million in 2003 compared to $439 million in 2002. Our 2003 charge consists of (1) $212 million related to settlements under the pilots’ defined benefit pension plans; (2) $43 million related to a net curtailment loss for the cost of pension and postretirement obligations for participants under our 2002 workforce reduction programs; and (3) $41 million associated with the planned sale of 11 B-737-800 aircraft. This charge was partially offset by a $28 million reduction to operating expenses from revised estimates of remaining costs associated with our restructuring activities. Our 2002 charge consists of (1) $251 million in asset writedowns; (2) $127 million related to our 2002 workforce reduction programs; (3) $93 million for the temporary carrying cost of surplus pilots and grounded aircraft; (4) $30 million due to the deferred delivery of certain Boeing aircraft; (5) $14 million for the closure of certain leased facilities; and (6) $3 million related to other items. This charge was partially offset by (1) the reversal of a $56 million reserve for future lease payments related to nine B-737-300 leased aircraft as a result of a decision in 2002 to return these aircraft to service and (2) a $23 million adjustment of certain prior year restructuring reserves based on revised estimates of remaining costs. For additional information on these restructuring, asset writedowns, pension settlements and related items, net, see Note 15 of the Notes to the Consolidated Financial Statements.

     Appropriations Act reimbursements totaled $398 million in 2003, representing reimbursements from the U.S. government to air carriers for certain passenger and air carrier security fees paid to the Transportation Security Administration (“TSA”). We recorded these amounts as a reduction to operating expenses in our Consolidated Statement of Operations. For additional information about the Appropriations Act, see Note 19 of the Notes to the Consolidated Financial Statements.

     Stabilization Act compensation totaled $34 million in 2002, representing amounts we recognized as compensation in the applicable period under the Air Transportation Safety and System Stabilization Act (“Stabilization Act”). We recorded these amounts as a reduction to operating expenses in our Consolidated Statement of Operations. For additional information about the Stabilization Act, see Note 19 of the Notes to the Consolidated Financial Statements.

     Other operating expenses fell 16%, primarily reflecting a 9% decrease due to lower insurance rates under U.S. government-provided insurance policies and lower volume-related insurance premiums due to decreased capacity and traffic, as well as a 3% decline due to lower communication and supplies expenses.

     Operating Loss and Operating Margin. We incurred an operating loss of $785 million in 2003, compared to an operating loss of $1.3 billion in 2002. Operating margin was (6%) and (9%) for 2003 and 2002, respectively.

     Other Income (Expense). Other expense, net totaled $404 million during 2003, compared to other expense, net of $693 million in 2002. Included in these results are the following:

•	An $92 million increase in interest expense in 2003 compared to 2002 primarily due to higher levels of outstanding debt in 2003.

•	A $321 million gain in 2003 from the sale of certain investments. This primarily relates to a $279 million gain from the sale of our equity investment in Worldspan and a $28 million gain from the sale of a portion of our Orbitz shares. For additional information about these investments, see Note 17 of the Notes to the Consolidated Financial Statements.

•	Gain (loss) on extinguishment of debt, net was zero for 2003 compared to a $42 million loss in 2002. During 2003, we recorded a $15 million loss resulting from our repurchase of a portion of outstanding Employee Stock Ownership Plan (“ESOP”) Notes, offset by a $15 million gain related to our debt exchange offer. For additional information about our repurchase of ESOP Notes in 2003 and 2002 and our debt exchange offer in 2003, see Note 6 of the Notes to the Consolidated Financial Statements.

•	A $9 million charge in 2003 compared to a $39 million charge in 2002 for fair value adjustments of financial instruments accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). This relates to derivative instruments we use in our fuel hedging program and to our equity warrants and other similar rights in certain companies.

•	Miscellaneous income, net was $5 million in 2003 compared to $20 million in 2002 due primarily to a decrease in earnings from our equity investment in Worldspan, which we sold in June 2003.

Results of Operations—2002 Compared to 2001

     Net Loss and Loss per Share. We recorded a consolidated net loss of $1.3 billion ($10.44 diluted loss per share) in 2002, compared to a consolidated net loss of $1.2 billion ($9.99 diluted loss per share) in 2001.

     Operating Revenues. Operating revenues remained unchanged at $13.9 billion in 2002. Passenger revenues fell 1% to $12.8 billion. RPMs increased 3% on a capacity decline of 2%, while passenger mile yield decreased 4% to 12.26¢. The decreases in passenger revenues and passenger mile yield from the depressed 2001 levels reflect the continuing effects of the September 11 terrorist attacks on our business, the challenging revenue environment discussed above and the weakness of the U.S. and world economies.

          North American Passenger Revenues. North American passenger revenues fell 1% to $10.4 billion in 2002. RPMs increased 4%, while capacity remained unchanged. Passenger mile yield decreased 5%. The decline in passenger mile yield reflects the challenging revenue environment, including significant fare discounting as well as a substantial reduction in high-yield business traffic reflecting the continuing effects of the September 11 terrorist attacks on our business.

          International Passenger Revenues. International passenger revenues decreased 2% to $2.3 billion in 2002. RPMs fell 2% on a capacity decline of 7%, while passenger mile yield increased 1%. The decline in our international capacity was primarily driven by reductions in our Pacific operations due to weak passenger demand.

          Cargo and Other Revenues. Cargo revenues decreased 9% to $458 million in 2002. This reflects a 7% decline due to Federal Aviation Administration security measures,

adopted after the September 11 terrorist attacks, that prohibit passenger airlines from transporting mail weighing more than 16 ounces; such mail had represented approximately 50% of our mail business. The decline in cargo revenues also reflects a 2% decrease due to lower domestic freight volumes and yields. Cargo ton miles decreased 6% and cargo ton mile yield decreased 4%. Other revenues increased 49% to $610 million, primarily reflecting a 12% increase due to higher administrative service fees, a 12% increase due to higher codeshare revenues, an 11% increase due to certain mileage partnership arrangements and a 10% increase due to our contract carrier arrangements.

     Operating Expenses. Operating expenses totaled $15.2 billion for 2002, decreasing 2% from 2001. Operating capacity decreased 2% to 145 billion ASMs. CASM remained unchanged and was 10.45¢ for 2002. Operating expenses and CASM reflect in 2002 and 2001 (1) restructuring, asset writedowns, pension settlements and related items, net and (2) Stabilization Act compensation. These items are discussed below.

     Salaries and related costs totaled $6.2 billion in 2002, a 1% increase from 2001. This reflects a 6% increase from higher pension expense and a 5% increase due to salary and benefit rate increases for pilots and mechanics in the June 2002 quarter. These increases were largely offset by decreases due to workforce reductions implemented after we reduced capacity following September 11, 2001.

     Aircraft fuel expense totaled $1.7 billion during 2002, a 7% decrease from 2001. Total gallons consumed decreased 5% mainly due to capacity reductions. The average fuel price per gallon fell 2% to 66.94¢. Our fuel cost is shown net of fuel hedge gains of $136 million for 2002 and $299 million for 2001. Approximately 56% and 58% of our aircraft fuel requirements were hedged during 2002 and 2001, respectively. For additional information about our fuel hedge contracts, see Note 4 of the Notes to the Consolidated Financial Statements.

     Depreciation and amortization expense fell 9% in 2002, reflecting a 6% decrease due to a change in our asset base and a 5% decrease due to our adoption on January 1, 2002, of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires that goodwill and certain other intangible assets no longer be amortized (see Note 5 of the Notes to the Consolidated Financial Statements).

     Contracted services expense declined 1% primarily due to a 4% decrease from fewer contract workers, partially offset by a 3% increase due to higher security costs.

     Expenses from our contract carrier arrangements totaled $561 million for 2002. These expenses were included as part of other revenue, net in 2001 and were not material.

     Landing fees and other rents rose 7%, of which 3% was related to an increase in landing fee rates and 2% was due to lower costs in 2001 resulting from reduced operations by Comair. Due to a strike by its pilots, Comair suspended operations between March 26, 2001 and July 1, 2001, and gradually returned to service after the strike.

     Aircraft maintenance materials and outside repairs expense fell 11%, primarily reflecting a reduction in maintenance volume and materials consumption due to the timing of maintenance events. Aircraft rent expense decreased 4%, primarily due to a reduction in the number of leased aircraft during 2002 from our fleet simplification efforts. Other selling expenses fell 13%, of which 6% was due to lower costs associated with our mileage partnership programs and 4% was due to reduced advertising and promotion spending.

     Passenger commission expense declined 40%, primarily due to a change in our commission rate structure. On March 14, 2002, we eliminated travel agent base commissions for tickets sold in the U.S. and Canada. Passenger service expense decreased 20%, primarily due to meal service reductions.

     Restructuring, asset writedowns, pension settlements and related items, net totaled $439 million in 2002 compared to $1.1 billion in 2001. Our 2002 charge is discussed above. Our 2001 charge consists of (1) $566 million related to our 2001 workforce reduction programs; (2) $363 million from a decrease in value of certain aircraft and other fleet related charges; (3) $160 million related primarily to discontinued contracts, facilities and information technology projects; and (4) $30 million for the temporary carrying cost of surplus pilots and grounded aircraft. For additional information on restructuring, asset writedowns, pension settlements and related items, net, see Note 15 of the Notes to the Consolidated Financial Statements.

     Stabilization Act compensation totaled $34 million in 2002 compared to $634 million in 2001, representing amounts we recognized as compensation in the applicable period under the Stabilization Act. For additional information about the Stabilization Act, see Note 19 of the Notes to the Consolidated Financial Statements.

     Other operating expenses decreased 13%, primarily due to declines in miscellaneous expenses such as supplies, utilities, interrupted operations expenses and professional fees, which were partially offset by a 19% increase in expenses due to a rise in war-risk insurance rates.

     Operating Loss and Operating Margin. We incurred an operating loss of $1.3 billion in 2002, compared to an operating loss of $1.6 billion in 2001. Operating margin was (9%) and (12%) for 2002 and 2001, respectively.

     Other Income (Expense). Other expense totaled $693 million during 2002, compared to other expense of $262 million in 2001. Included in these results are the following:

•	A $166 million increase in interest expense in 2002 compared to 2001 primarily due to higher levels of outstanding debt in 2002.

•	A $53 million decrease in interest income in 2002 compared to 2001 due to lower interest rates and a lower average cash balance in 2002.

•	A $127 million net gain in 2001 on the sale of certain investments. This primarily relates to a $111 million gain on the sale of our equity interest in SkyWest, Inc., the parent company of SkyWest Airlines, and an $11 million gain from the sale of our equity interest in Equant, N.V., an international data network services company.

•	A $39 million charge in 2002 compared to a $68 million gain in 2001 for fair value adjustments of financial instruments accounted for under SFAS 133. This relates to derivative instruments we use in our fuel hedging program and to our equity warrants and other similar rights in certain companies.

•	A $42 million loss on extinguishment of debt in 2002, which resulted from our repurchase of a portion of outstanding ESOP Notes.

•	Miscellaneous income, net was $20 million in 2002 compared to miscellaneous expense, net of $47 million in 2001 due primarily to increased earnings from our equity investment in Worldspan in 2002.